Exhibit 5.1

April 7, 2017

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 1,488,411 shares of the Company’s Common Stock, par value $0.0025 per share (the “Common Stock”), issuable pursuant to the Company’s 2010 Equity Incentive Plan, as amended (the “2010 EIP Shares”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Company’s 2010 Equity Incentive Plan, as amended (the “2010 EIP”) and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2010 EIP Shares when sold and issued in accordance with the 2010 EIP and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

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Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

NeoPhotonics Corporation

April 7, 2017

Page Two

Very truly yours,

Cooley LLP

By:     /s/John H. Sellers

John H. Sellers

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com